Exhibit 5.2

[Goodwin Procter LLP Letterhead]

May 17, 2023

Boston Properties, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-272012) (as amended or supplemented, the “Registration Statement”) filed on May 17, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of any combination of securities of the types specified therein by Boston Properties, Inc., a Delaware corporation (the “Company”), or Boston Properties Limited Partnership, a Delaware limited partnership and the Company’s operating partnership subsidiary (the “Operating Partnership”). The Registration Statement became effective upon filing with the Commission on May 17, 2023.

Reference is made to our opinion letter dated May 17, 2023 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 17, 2023 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 256,073 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Shares may be issued from time to time by the Company to the extent that the holders of 256,073 common units of limited partnership interest (the “OP Units”) in the Operating Partnership, in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of June 29, 1998, as amended (the “Partnership Agreement”), tender the OP Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered OP Units in exchange for the Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in exchange for the OP Units as provided in the Partnership Agreement, will be validly issued, fully paid and nonassessable.

Boston Properties, Inc.

May 17, 2023

This supplemental opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated May 17, 2023 which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP